UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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GREEN BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 20, 2008
Dear Shareholder:
     We invite you to attend a Special Meeting of Shareholders (the “Special Meeting”) of Green Bankshares, Inc. (the “Company”) to be held at the General Morgan Inn, 111 North Main Street, Greeneville, Tennessee, on Friday, December 19, 2008 at 9:00 a.m., local time.
     The Special Meeting has been called to vote on an amendment to the Company’s Charter to authorize a class of blank check preferred stock, consisting of one million (1,000,000) authorized shares, which may be issued in one or more series, with such rights, preferences, privileges and restrictions as shall be fixed by the Company’s Board of Directors, and to transact such other business as may properly come before the Special Meeting or any adjournments thereof. Enclosed is a proxy statement and a proxy card. Directors and officers of the Company will be present to respond to any appropriate questions shareholders may have.
     Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy as soon as possible, even if you currently plan to attend the Special Meeting. We also offer telephone and Internet voting, as more particularly described in the attached proxy statement. Voting by telephone, Internet or by returning a proxy in the mail will not prevent you from voting in person at the Special Meeting, but will assure that your vote is counted if you are unable to attend the Special Meeting.
     Thank you for your cooperation and your continuing support.

Sincerely,
/s/ R. Stan Puckett
R. Stan Puckett
Chairman of the Board and Chief Executive Officer

GREEN BANKSHARES, INC.
100 North Main Street
P.O. Box 1120
Greeneville, Tennessee 37743
(423) 639-5111

Notice of Special Meeting of Shareholders
To Be Held on December 19, 2008

     Notice is hereby given that a Special Meeting of Shareholders (the “Special Meeting”) of Green Bankshares, Inc. (the “Company”) will be held on Friday, December 19, 2008 at 9:00 a.m., local time, at the General Morgan Inn, 111 North Main Street, Greeneville, Tennessee 37743.
     A Proxy Card and a Proxy Statement for the Special Meeting are enclosed.
     The Special Meeting is for the purpose of considering and acting upon the following matters:
(1)	to consider and act upon a proposal to amend the Company’s Charter to authorize a class of blank check preferred stock, consisting of one million (1,000,000) authorized shares, which may be issued in one or more series, with such rights, preferences, privileges and restrictions as shall be fixed by the Company’s Board of Directors;
(2)	to consider and vote on any proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to amend the Company’s Charter to authorize a class of blank-check preferred stock if there are insufficient votes at the time of such adjournment or postponement to approve the amendment to the Company’s Charter; and
(3)	to transact such other business as may properly come before the Special Meeting or any adjournments thereof.
     NOTE: The Board of Directors is not aware of any other business to come before the Special Meeting.
     Any action may be taken on any one of the foregoing proposals at the Special Meeting on the date specified above or on any date or dates to which, by original or later adjournments, the Special Meeting may be adjourned. Shareholders of record at the close of business on November 5, 2008 will be entitled to vote at the Special Meeting and any adjournments thereof.
     You are requested to fill in and sign the enclosed form of proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope or vote by telephone or over the Internet as described in the attached proxy statement. The proxy will not be used if you attend and choose to vote in person at the Special Meeting.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ James E. Adams
James E. Adams
Secretary

Greeneville, Tennessee
November 20, 2008

It is important that proxies be returned promptly. Therefore, whether or not you plan to be present in person at the Special Meeting, please sign, date, and complete the enclosed proxy card and return it in the enclosed envelope. No postage is required if mailed in the United States. Alternatively, you can vote over the telephone or on the Internet, as more particularly described in the attached proxy statement. Should you subsequently desire to revoke your proxy, you may do so as provided in the attached proxy statement before it is voted at the Special Meeting.

PROXY STATEMENT
of
GREEN BANKSHARES, INC.
100 North Main Street
P.O. Box 1120
Greeneville, Tennessee 37743
(423) 639-5111

SPECIAL MEETING OF SHAREHOLDERS
December 19, 2008
General
     This document is being furnished to Green Bankshares, Inc. (the “Company”) shareholders in connection with the solicitation of proxies by the Company’s board of directors to be used at the Special Meeting of Shareholders of the Company (the “Special Meeting”), to be held on December 19, 2008, at 9:00 a.m., local time, at General Morgan Inn, 111 North Main Street, Greeneville, Tennessee 37743. The accompanying Notice of Special Meeting and form of proxy and this proxy statement are first being mailed to shareholders on or about November 20, 2008.
     The Company’s board of directors has fixed the close of business on November 5, 2008 as the record date for determining the holders of shares of the Company’s common stock entitled to receive notice of and to vote at the Special Meeting. Only holders of record of shares of the Company’s common stock at the close of business on that date will be entitled to vote at the Special Meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were 12,992,681 shares of the Company’s common stock outstanding, held by approximately 2,700 holders of record. Each Company shareholder will be entitled to one vote for each share held of record upon each matter properly submitted at the Special Meeting and at any adjournment or postponement of that meeting.
Matters to be Considered
     At this Special Meeting, holders of the Company’s common stock will be asked to:
•	approve an amendment to the Company’s Charter to authorize a class of blank check preferred stock, consisting of one million (1,000,000) authorized shares, which may be issued in one or more series, with such rights, preferences, privileges and restrictions as shall be fixed by the Company’s Board of Directors;

•	consider and vote on any proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to amend the Company’s Charter to authorize a class of blank-check preferred stock if there are insufficient votes at the time of such adjournment or postponement to approve the amendment to the Company’s Charter; and

•	to transact such other business as may properly come before the Special Meeting or any adjournments thereof.
Proxies
     Each copy of this document mailed to Company shareholders is accompanied by a proxy card with instructions for voting by mail, by telephone or through the Internet. If voting by mail, you should complete and return the proxy card accompanying this document to ensure that your vote is counted at the Special Meeting, or at any adjournment or postponement of the Special Meeting, regardless of whether you plan to attend the Special Meeting. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone or through the Internet are set forth in the enclosed proxy card instructions.

     The presence of a shareholder at the Special Meeting will not automatically revoke that shareholder’s proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by:
•	submitting a written revocation prior to the meeting to James E. Adams, Corporate Secretary, Green Bankshares, Inc., 100 North Main Street, Greeneville, Tennessee 37743-4992;

•	submitting another proxy by mail, internet or telephone that is dated later than the original proxy; or

•	attending the Special Meeting and voting in person.
     If your shares are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.
     The shares represented by any proxy card that is properly executed and received by the Company in time to be voted at the Special Meeting will be voted in accordance with the instructions that are marked on the proxy card. If you execute your proxy but do not provide the Company with any instructions, your shares will be voted “FOR” the amendment to the Company’s Charter and “FOR” the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the amendment to the Company’s Charter.
     Proxies that are returned to us where brokers have received instructions to vote on one or more proposals but do not vote on other proposal(s) are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum.
Vote Required
     In order to have a lawful meeting, a quorum of shareholders must be present at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company’s common stock outstanding as of the record date will constitute a quorum at the meeting. A shareholder will be deemed to be present if the shareholder either attends the meeting or submits a properly executed proxy card that is received at or prior to the meeting (and not revoked). Under the law of Tennessee, the Company’s state of incorporation, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the meeting. Broker non-votes occur when brokers who hold their customers’ shares in street name submit proxies for such shares on some matters, but not others. Generally, this would occur when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters, but not on non-routine matters, such as the amendment to the Company’s Charter. As such, unless you instruct your broker how to vote shares of yours held in a broker’s name, those shares will not be voted on the proposal to amend the Charter to authorize a class of blank check preferred stock.
     If a quorum exists, approval of the amendment to the Company’s Charter requires the approval of a majority of the shares of the Company’s common stock outstanding as of the record date and entitled to be voted at the Special Meeting. Abstentions and broker non-votes will have the effect of a vote against the amendment to the Company’s Charter. If a quorum is present, a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the amendment to the Company’s Charter requires that the votes cast in favor of adjournment or postponement exceed the votes cast against adjournment or postponement. Abstentions and broker non-votes will have no effect on the vote to adjourn or postpone the meeting.
Solicitation of Proxies
     In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies for the Special Meeting from Company shareholders personally or by telephone and other electronic means without additional remuneration for soliciting such proxies. We also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in taking such actions.

PROPOSAL 1 — AMENDMENT TO THE COMPANY’S CHARTER TO AUTHORIZE A CLASS OF PREFERRED SHARES

Description of the Proposal
     Upon approval by the Company’s shareholders, this proposal would amend the Company’s Charter to provide for the creation of a class of preferred stock in the amount of one million (1,000,000) shares, having such rights, preferences, privileges and restrictions as may be determined by the Board of Directors.
     The term “blank check” is often used to refer to preferred stock, the creation and issuance of which is authorized by the shareholders in advance and the terms, rights and features of which are determined by the Board of Directors from time to time. The authorization of blank check preferred stock would permit the Board of Directors to create and issue preferred stock from time to time in one or more series without further shareholder approval. Subject to the Company’s Charter, as amended from time to time, and the limitations prescribed by law or by any stock exchange or national securities association trading system on which the Company’s securities may be listed, the Board of Directors would be expressly authorized, at its discretion, to adopt resolutions to issue preferred shares, to fix the number of shares and to change designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, terms of redemption, redemption prices, voting rights, conversion rights, and liquidation preferences of the shares constituting any series of preferred stock, in each case without any further action or vote by the shareholders. The Board of Directors would be required to make any determination to issue shares of preferred stock based on its judgment that doing so would be in the best interests of the Company and its shareholders.
     If the shareholders approve this proposal, Article 6 of the Company’s Charter would be amended in its entirety to read as follows:
     “6. The maximum number of shares which the Corporation shall have the authority to issue is:
     a) One Hundred Thirty (130) shares of Organizational Common Stock with a par value of Ten Dollars ($10.00) per share, which stock shall be callable by the Corporation at any time at the par value thereof by action of a majority of the Board of Directors.
     b) Twenty million (20,000,000) shares of Common Stock, with a par value of Two Dollars ($2.00) per share. Each share of Common Stock shall be entitled to one vote. No holder of any Common Stock of the Corporation, now or hereafter authorized, shall have any right, as such holder, to purchase, subscribe for or otherwise acquire any shares of stock of the Corporation, or any securities or obligations convertible into, or exchangeable for, or any right, warrant or option to purchase, any shares of any class which the Corporation may at any time hereafter issue or sell, whether now or hereafter authorized, but any and all such stock, securities, obligations, rights, warrants or options may be issued and disposed of by the Board of Directors to such persons, firms or corporations, and for such lawful consideration and on such terms as the Board of Directors in its discretion may, from time to time, determine, without first offering the same to the shareholders of the Corporation.
     c) One million (1,000,000) shares of preferred stock, no par value per share. The preferred stock may be issued by the Corporation from time to time in one or more series and in such amounts as may be determined by the Board of Directors. The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the preferred stock, and of each series thereof, shall be such as are fixed by the Board of Directors, authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of preferred stock.”
     The Board of Directors approved the proposed amendment to the Company’s Charter on October 28, 2008, subject to shareholder approval.
Rationale for Creating Blank Check Preferred Stock
     Recent economic developments have adversely affected the capital markets and the availability of capital for financial institutions. The market for trust preferred securities has been particularly impacted. Also, the emergence of credit problems in the banking industry suggests that the industry is entering a period where capital conservation and augmentation will be critically important. In light of these trends, the Board of Directors has concluded that the Company should have a full range of capital financing alternatives available in its Charter to, among other reasons, help support any future growth.

     The proposed amendment to the Charter will provide the Company with increased flexibility in meeting future capital requirements by providing another type of security in addition to its common stock, as it will allow the Company to issue preferred stock from time to time with such features as may be determined by the Board of Directors for any proper corporate purpose. Such uses may include, without limitation, issuance for cash as a means of obtaining capital for use by the Company, or issuance as all or part of the consideration to be paid by the Company for acquisitions of other businesses or their assets. The Board of Directors could, among other things, create a series of preferred stock that is convertible into common stock on the basis of either a fixed or floating conversion rate.
     The Board of Directors has authorized the Company’s management to explore participating in the voluntary TARP Capital Purchase Program offered by the United States Treasury, the details of which were released on October 14, 2008, and on October 28, 2008, the Company applied to participate in the program. Under the program, the United States Treasury will purchase an amount of preferred shares from participating financial institutions in amounts ranging from not less than one percent (1%) of the financial institution’s risk weighted assets and not more than the lesser of $25 billion or three percent (3%) of the institution’s risk-weighted assets on standardized terms pursuant to a public term sheet issued by the United States Treasury on October 14, 2008. These preferred shares will qualify as Tier 1 capital and will rank senior to the institution’s common stock. The senior preferred shares will pay a cumulative dividend rate of five percent (5%) per annum for the first five years and will reset to a rate of nine percent (9%) per annum after year five. The senior preferred shares will be non-voting, other than class voting rights on matters that could adversely affect the shares. The senior preferred shares will be callable at 100% of the issue price after three years. Prior to the end of three years, the shares may be redeemed for 100% of their issue price, with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock, the aggregate gross proceeds of which exceed 25% of the issue price of the preferred shares.
     If the Company was to issue the preferred shares, the Company would be prohibited from paying or declaring dividends on any junior preferred shares, preferred shares with equal ranking, or common shares unless all accrued and unpaid dividends for all past dividend periods have been declared and paid in full. The Company would also be prohibited from repurchasing or redeeming any junior or pari passu preferred shares, or common shares during periods dividends on the preferred shares are unpaid. During the initial three-year term, any increase in the Company’s common stock dividends or repurchase of common shares or junior or pari passu preferred shares, would need to be approved by the United States Treasury unless it had transferred all of the preferred shares it acquired from the Company to third parties.
In addition to the preferred shares, if the Company participates in the program it would be required to issue the United States Treasury 10-year warrants to purchase shares of the Company’s common stock having an aggregate market price equal to 15% of the preferred shares. The initial exercise price of these warrants, which will be subject to anti-dilution protection and will be immediately exercisable, will be the market price (based on a trailing 20-day trading average) of the Company’s common shares on the date that the Company’s application for participation in the program is accepted. The number of shares subject to the warrants will be reduced by 50% if, prior to December 31, 2009, the Company has received aggregate gross proceeds of not less than 100% of the issue price of the preferred shares in an offering of common stock or perpetual preferred stock, or any combination of common stock and perpetual preferred stock, that in each case qualify as Tier 1 capital. To the extent that the Company redeems the preferred shares held by the United States Treasury, the Company will have a right to repurchase any warrants or any common stock issued upon exercise of the warrants and held by the United States Treasury at fair market value. If the United States Treasury, or any person to whom the United States Treasury transfers the warrants, exercises the warrants, the Company will issue additional shares of its common stock, and the other holders of the Company’s common stock will have their ownership interest in the Company diluted. The Company will be required to file a registration statement with the Securities and Exchange Commission, registering for resale the preferred shares and warrants issued to the United States Treasury and registering for sale, the shares of common stock issuable upon exercise of the warrants.
     In addition, and as described below under “Description of the Preferred Stock — Voting Rights”, if the Company fails to pay dividends on the preferred shares for a total of six quarters, whether or not consecutive, the Company’s Board of Directors will automatically be increased by two members and the holders of the preferred shares, voting together with any other holders of preferred shares ranking pari passu with the preferred shares issued to the United States Treasury, will have the right to elect two directors to fill the vacancies on the Board of Directors created by the increase. These directors will serve on the Board of Directors until such time as the Company has paid in full all dividends not previously paid, at which time these directors’ terms of office shall terminate immediately.
     For as long as the United States Treasury owns any debt or equity securities of the Company issued in connection with the Company’s participation in the TARP capital purchase program, the Company will be required to take all necessary action to ensure that its benefit plans with respect to its senior executive officers comply in all respects with Section 111(b) of the Emergency Economic Stabilization Act of 2008, and the regulations issued and in effect thereunder as of the closing date of the sale of the preferred shares to the United States Treasury. This means that, among other things, while the United States

Treasury owns debt or equity securities issued by the Company in connection with the TARP capital purchase program, the Company must:
•	ensure that the incentive compensation programs for its senior executive officers do not encourage unnecessary and excessive risks that threaten the value of the Company;

•	implement a required clawback of any bonus or incentive compensation paid to the Company’s senior executive officers based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate;

•	not make any “golden parachute payment” (as defined in the Internal Revenue Code) to any of the Company’s senior executive officers; and

•	agree not to deduct for tax purposes executive compensation in excess of $500,000 in any one fiscal year for each of the Company’s senior executive officers.
     The Company is currently reviewing its benefit plans and contracts to determine whether any amendments or modifications will be required to comply with the limits on executive compensation established by Section 111 of the Emergency Economic Stabilization Act of 2008. If any such modifications or amendments are required, the Company and its senior executive officers, if necessary, will modify or amend such plans and agreements prior to the Company’s entering into the definitive documentation necessary to consummate the investment. The Company’s senior executive officers have indicated that they are prepared to execute any such required amendments or modifications.
     While the Company has applied to participate in the TARP capital purchase program, the Company has not yet been informed by the United States Treasury that it has been accepted for participation in the program. The Company can give you no assurance that the Company will ultimately be selected by the United States Treasury for participation in the program or that, if selected, it will choose to participate. If the Company were to participate, the minimum amount of preferred stock issuable would be approximately $24.1 million and the maximum amount would be approximately $72.3 million, based on the Company’s risk-weighted assets as of September 30, 2008. In its application, the Company requested that it be allowed to participate at the maximum amount. The Company does not yet know how many shares of preferred stock, and related warrants, that it would issue to the United States Treasury if it does participate, but, if it participates at the maximum level, it believes the total number of preferred shares it would sell to the United States Treasury would be approximately 72,300. Financial institutions that desired to participate in the program were required to notify their primary federal regulator of such desire by 5:00 p.m. on November 14, 2008. The Board of Directors, in determining whether to participate in the program if the Company is accepted, will consider various factors, including but not limited to the ultimate terms of any preferred stock issuable, the impact of additional capital on the Company’s strategic plans, growth opportunities, competitive position and safety and soundness, the impact of preferred stock dividends on earnings available to common shareholders, the dilutive impact of the common stock warrants, the restrictions associated with participation in the program, including restrictions on executive compensation and severance payments to executive officers and any other matters relevant.
     If the Company participates in the TARP capital purchase program at the 1% of risk-weighted assets level, it would receive approximately $24.1 million in additional capital and its subsidiary bank’s Tier 1 leverage ratio would improve from 8.77% to 9.38%. At this 1% participation level, the Company’s subsidiary bank’s Tier 1 risk-based capital ratio would improve from 10.34% to 11.35% and its subsidiary bank’s total risk-based capital ratio would increase from 11.59% to 12.60%. If the Company participates in the TARP capital purchase program at the 3% of risk-weighted assets level, it would receive approximately $72.3 million in additional capital and its subsidiary bank’s pro forma Tier 1 leverage ratio would be 11.03%. At this 3% participation level, the Company’s subsidiary bank’s pro forma Tier 1 risk-based capital ratio would be 13.34% and its subsidiary bank’s pro forma total risk-based capital ratio would be 14.59%. Thus, whether the Company participates in the TARP capital purchase program or not the Company’s subsidiary bank’s capital levels are expected to continue to exceed the minimum capital levels required to be deemed a well-capitalized financial institution.
Anti-Takeover Effects of the Proposed Amendment
     This proposal will, if approved, supplement and strengthen the Company’s existing takeover defenses.
     The issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change of control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change of control of the Company. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to make it more difficult to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise. The ability of the Board of Directors to issue such additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage potential acquirors, and could therefore deprive shareholders of benefits they might otherwise obtain from an attempt to acquire ownership or control of the Company, such as selling their shares at a premium over market price. Moreover, the issuance of such additional shares to persons friendly to the Board of Directors could make it more difficult to remove incumbent directors from office in the event such change were to be deemed advisable by the shareholders.
     While the proposed amendment to the Company’s Charter may have anti-takeover consequences, the Board of Directors believes that the benefits it would confer on the Company outweigh any disadvantages. In addition to the ability to participate in the capital purchase program component of the TARP program to support potential future growth, to finance purchases and secure capital, the Company would gain a degree of protection from hostile takeovers that might be contrary to the interests of the Company and the shareholders. The Board of Directors believes it is in the best interest of the Company and the shareholders to encourage potential acquirers to negotiate directly with the Board of Directors rather than taking unilateral action. Only when empowered to negotiate on behalf of the Company can the board have the best possible opportunity to secure the terms that best serve the interests of the Company and all the shareholders.
     Although the Company believes that the material provisions of the amendment to the Charter are set forth above, reference should be made to the text of the amendment, a copy of which is attached to this proxy statement as Appendix A.
Pro Forma Financial Information
     The following unaudited pro forma information of the Company for the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008 show the effects of a minimum of $24.1 million and a maximum of $72.3 million of senior preferred shares issued to the United States Treasury pursuant to the TARP capital purchase program. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007 in the case of the statement of income data and September 30, 2008 in the case of the balance sheet data.
     The pro forma financial data presented may change materially under either the “Minimum” or “Maximum” scenario based upon the actual proceeds received under the capital purchase program if the Company’s application is approved by the Treasury, the timing and utilization of the proceeds as well as certain other factors including the strike price of the warrants, any subsequent changes in the Company’s common stock price, and the discount rate used to determine the fair value of the preferred stock. Accordingly, the Company can provide no assurance that the “Minimum” or “Maximum” pro forma scenarios included in the following unaudited pro forma financial data will ever be achieved. The Company has included the following unaudited pro forma condensed consolidated data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposal to amend the Company’s Charter.
     The information should be read in conjunction with the Company’s audited financial statements and the related notes as filed as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Company’s unaudited consolidated financial statements and the related notes filed as part of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.
     The following unaudited pro forma condensed consolidated financial data is not necessarily indicative of the Company’s financial position or results of operations that actually would have been attained had proceeds from the capital purchase program been received, or the issuance of the warrants pursuant to the capital purchase program been made, at the dates indicated, and is not necessarily indicative of the Company’s financial position or results of operations that will be achieved in the future. In addition, as noted above, the Company’s application to participate in the capital purchase program has not been approved by the United States Treasury. Accordingly, the Company can provide no assurance that the minimum or maximum estimated proceeds included in the following unaudited pro forma condensed consolidated financial data will ever be received.
     The Company has included the following unaudited pro forma condensed consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposals to amend the Company’s Charter. The Company’s future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond the Company’s control. These factors include, without limitation, those described in this proxy statement and those described under Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

	Pro Forma Condensed Consolidated Balance Sheet Data
		Pro Forma
		September 30, 2008
	Actual
	September 30, 2008	Minimum TARP	Maximum TARP
	(in thousands)
ASSETS
Cash and due from banks	$46,168	$46,168	$46,168
Securities and short term investments[1]	365,432	389,532	437,732
Loans, net of unearned income	2,323,076	2,323,076	2,323,076
Other assets	277,365	277,365	277,365

Total assets	$3,012,041	$3,036,141	$3,084,341

LIABILITIES AND EQUITY
Liabilities
Deposits	$2,276,198	$2,276,198	$2,276,198
Borrowings	383,910	383,910	383,910
Other liabilities	25,451	25,451	25,451

Total liabilities	2,685,559	2,685,559	2,685,559

Shareholders’ Equity
Preferred stock [1]	—	22,392	67,169
Warrants[1]	—	1,708	5,131
Common stock	25,998	25,998	25,998
Retained earnings	114,742	114,742	114,742
Additional paid in capital	185,631	185,631	185,631
Accumulated comprehensive income	111	111	111

Total shareholders’ equity	326,482	350,582	398,782

Total liabilities and shareholders’ equity	$3,012,041	$3,036,141	$3,084,341

1 The pro forma financial information reflects the issuance of a minimum $24,100 and a maximum of $72,300 of the Company’s senior preferred shares.

		Pro Forma Capital Ratios
	Capital Ratios	September 30, 2008
	Actual
	September 30, 2008	Minimum TARP	Maximum TARP
Tier 1 leverage ratio	9.03%	9.63%	11.28%
Tier 1 risk-based capital	10.34%	11.64%	13.63%
Total risk-based capital	11.89%	12.89%	14.88%
Equity to assets ratio	10.84%	11.55%	12.93%
Tangible equity to tangible assets ratio[1]	5.97%	6.75%	8.29%
1 Tangible shareholders’ equity is shareholders’ equity less goodwill and intangible assets and tangible assets is total assets less goodwill and intangible assets.

Pro Forma Condensed Consolidated Income Statement Data
Estimated Impact of Minimum TARP Proceeds Received of $24,100,000 with 195,0001 Warrants
Issued and Maximum TARP Proceeds Received of $72,300,000 with 586,0001 Warrants Issued
For the Nine Months ended September 30, 2008

		Pro Forma
	Actual	Minimum TARP	Maximum TARP
	(In thousands, except shares and per share data)
Condensed Income Statement Data:
Net interest income[2]	$73,900	$74,081	$74,442
Provision for loan losses	20,527	20,527	20,527

Net interest income after provision for loan losses	53,373	53,554	53,915
Noninterest income	23,428	23,428	23,428
Noninterest expense	61,645	61,645	61,645

Income before income taxes	15,156	15,337	15,698
Provision for income taxes	5,282	5,351	5,488

Net Income	$9,874	$9,986	$10,210
Preferred stock dividend[3]	—	1,160	3,481

Net income available to common shareholders	$9,874	$8,826	$6,729

Earning per share data:
Basic	$0.76	$0.68	$0.52

Diluted	0.76	0.68	0.52

Weighted Average Shares Outstanding:
Basic	12,931,538	12,931,538	12,931,538

Diluted[4]	12,936,084	12,936,084	12,936,084

1The stock price of $18.50 was used to calculate the warrants. This was the last 20 -day average closing price of GRNB stock on the NASDAQ Global Select Market on November 14, 2008.
2Assumes that the estimated TARP capital purchase program proceeds are used to temporarily increase short-term investments with an assumed annualized interest rate of 1%. The actual impact to net interest income would be different as the Company plans to utilize a portion of the proceeds to fund loan growth and for other corporate purposes. However, such impact cannot be determined at this time as the actual results would vary based upon the timing of when the loans are funded and the actual pricing of any such loans.
3Consists of dividends on preferred stock at a 5% annual rate as well as accretion on discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants. The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding the Company’s common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.
4The calculated issue price of $18.50 on the stock warrants (the 20-day average closing price for the Company’s common stock on November 14, 2008) was greater than the average calculated $16.73 stock price used for the Company’s earning per share calculation (treasury stock method ) at September 30, 2008, thus the warrants were not included in the pro forma diluted shares.

Pro Forma Condensed Consolidated Income Statement Data
Estimated Impact of Minimum TARP Proceeds Received of $24,100,000 with 195,0001 Warrants
Issued and Maximum TARP Proceeds Received of $72,300,000 with 586,0001 Warrants Issued
For the Twelve Months ended December 31, 2007

		Pro Forma
	Actual	Minimum TARP	Maximum TARP
	(In thousands, except shares and per share data)
Condensed Income Statement Data:
Net interest income[2]	$94,653	$94,894	$95,376
Provision for loan losses	14,483	14,483	14,483

Net interest income after provision for loan losses	80,170	80,411	80,893
Noninterest income	27,678	27,678	27,678
Noninterest expense	69,328	69,328	69,328

Income before income taxes	38,520	38,761	39,243
Provision for income taxes	14,146	14,238	14,421

Net Income	$24,374	$24,523	$24,822
Preferred stock dividend[3]	—	1,547	4,641

Net income available to common shareholders	$24,374	$22,976	$20,181

Earning per share data:
Basic	$2.07	$1.95	$1.72

Diluted	2.07	1.94	1.68

Weighted Average Shares Outstanding:
Basic	11,756,699	11,756,699	11,756,699

Diluted	11,799,142	11,873,368	12,022,202

1The stock price of $18.50 was used to calculate the warrants. This was the last 20 -day average closing price of GRNB stock on the NASDAQ Global Select Market on November 14, 2008.
2Assumes that the estimated TARP capital purchase program proceeds are used to temporarily increase short-term investments with an assumed annualized interest rate of 1%. The actual impact to net interest income would be different as the Company plans to utilize a portion of the proceeds to fund loan growth and for other corporate purposes. However, such impact cannot be determined at this time as the actual results would vary based upon the timing of when the loans are funded and the actual pricing of any such loans.
3Consists of dividends on preferred stock at a 5% annual rate as well as accretion on discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants. The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding the Company’s common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

Vote Required
     The Board of Directors has approved adoption of this proposal and recommends a vote “FOR” approval of this proposal. Approval of the proposal requires the affirmative vote of a majority of the total votes entitled to be cast at the Special Meeting at which a quorum is present.

DESCRIPTION OF THE PREFERRED STOCK

General
     The proposed amendment to the Company’s Charter would grant the Board of Directors the authority to issue 1,000,000 shares of preferred stock with no par value per share without further shareholder approval. The preferred stock would be issuable in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.
Capital Purchase Program
     The following is a brief description of the terms of the shares (the “Shares”) of preferred stock that the Company may issue to the United States Treasury through the TARP capital purchase program, the only shares of preferred stock that the Company contemplates issuing in the proximate future. This description is based upon information currently available to the Company concerning the terms of the TARP capital purchase program and does not purport to be complete in all respects. The final terms of the Shares will be approved by the Company’s Board of Directors, or an authorized committee thereof, and will be reflected in a subsequent amendment to the Company’s Charter that will be adopted without shareholder approval.
General
     Under the Company’s Charter, as proposed to be amended, the Company will have authority to issue up to 1,000,000 shares of preferred stock, with no par value per share. Pending approval of the amendment to the Charter described in this Proxy Statement and the approval of the United States Treasury, the Company anticipates issuing between 24,000 and 72,300 Shares for an aggregate purchase price of between $24.1 million and $72.3 million pursuant to the capital purchase program based on the Company’s risk-weighted assets as of September 30, 2008. Subject to limitations on use of proceeds that may be specified by the United States Treasury, the Company intends to use the proceeds of the issuance of the Shares for general corporate purposes. When issued, the Shares will be validly issued, fully paid and nonassessable. Holders of the Shares will be entitled to receive cash dividends when, as and if declared out of assets legally available for payment in respect of the Shares by the Company’s Board of Directors or a duly authorized committee of the Board of Directors in their sole discretion. Dividends will be cumulative.
     Prior to the issuance of the Shares, the Company will have filed Articles of Amendment to the Company’s Charter with respect to the Shares with the Secretary of State of Tennessee. When issued, the Shares will have a fixed liquidation preference of $1,000 per share. If the Company liquidates, dissolves or winds up its affairs, holders of the Shares will be entitled to receive, out of the Company’s assets that are available for distribution to shareholders, an amount per Share equal to the liquidation preference per Share plus any accrued but unpaid dividends to the date of payment of the liquidation preference. The Shares will not be convertible into the Company’s common stock or any other class or series of the Company’s securities and will not be subject to any sinking fund or any other obligation of the Company for their repurchase or retirement.
Ranking
     With respect to the payment of dividends and the amounts to be paid upon liquidation, the Shares will rank:
•	senior to the Company’s common stock and all other equity securities designated as ranking junior to the Shares; and

•	at least equally with all other equity securities designated as ranking on parity with the Shares as to payment of dividends or the amounts to be paid upon liquidation, as applicable.

     For as long as any Shares remain outstanding, unless all accrued and unpaid dividends for all past Dividend Periods (as defined below) are fully paid:
•	no dividend whatsoever may be paid or declared on the Company’s common stock or other junior stock or other equity securities designated as ranking pari passu with the Shares as to payment of dividends, other than, in the case of shares ranking pari passu with the Shares, dividends paid on a pro rata basis with the Shares and in the case of common stock and shares ranking pari passu with the Shares, dividends payable solely in shares of common stock;

•	no common stock or other junior stock or pari passu with the Shares may be purchased, redeemed or otherwise acquired for consideration by the Company.
     Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by the Company’s Board of Directors (or a duly authorized committee of the board) may be declared and paid on the Company’s common stock and any other stock ranking pari passu with or junior to the Shares from time to time out of any funds legally available for such payment, and the Shares shall not be entitled to participate in any such dividend; provided, however, that the consent of the United States Treasury will be required for any increase in the dividends paid to the common stock until the earlier of (i) the third anniversary of the date of issue of the Shares and (ii) the date on which the Shares have been redeemed in whole or the United States Treasury has transferred all Shares to third parties.
Dividends
     Holders of Shares, in preference to the holders of the Company’s common stock and of any other shares of the Company’s stock ranking junior to the Shares as to payment of dividends, will be entitled to receive, only when, as and if declared by the Company’s Board of Directors or a duly authorized committee of the board, out of assets legally available for payment, cash dividends. These dividends will be payable at a rate of 5.00% per annum until the fifth anniversary of the date of issuance, and thereafter at a rate of 9.00% per annum (the “Dividend Rate”), applied to the $1,000 liquidation preference per share and will be paid quarterly in arrears on the 15th day of February, May, August and November of each year commencing on February 15, 2009 (each, a “Dividend Payment Date”), with respect to the Dividend Period, or portion thereof, ending on the day preceding the respective Dividend Payment Date. A “Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of Shares will commence upon the date of original issuance of the Shares. Dividends will be paid to holders of record on the respective date fixed for that purpose by the Company’s Board of Directors or a committee thereof in advance of payment of each particular dividend.
     The amount of dividends payable per Share on each Dividend Payment Date will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
     The Company is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as the Company, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, the Company is subject to Tennessee state laws and the bank is subject to the terms and regulations of the TDFC relating to the payment of dividends.
Conversion Rights
     The Shares will not be convertible into shares of any other class or series of the Company’s stock.
Redemption
     The Shares may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the date of issuance, except with the proceeds of a Qualified Equity Offering (as defined below) that results in proceeds to the Company of not less than 25% of the issue price of the Shares. A “Qualified Equity Offering” is the sale by the Company for cash, following the date of issuance of the Shares, of common stock or perpetual preferred stock that qualifies as Tier 1 capital under the risk-based capital guidelines of the Federal Reserve. On any date after the first Dividend Payment Date falling on or after the third anniversary of the date of issuance the Shares may be redeemed, in whole or in part, at the Company’s option, from any source of funds. Any such redemption will be at a cash redemption price of $1,000 per Share, plus any accrued and unpaid dividends for all prior Dividend Periods for that Share. Holders of Shares will have no right to require the redemption or repurchase of the Shares.

     Any redemption of the Shares is subject to prior approval of the Federal Reserve. Subject to this limitation or of any outstanding debt instruments, the Company or its affiliates may from time to time purchase any outstanding Shares by tender, in the open market or by private agreement.
Liquidation Rights
     In the event that the Company voluntarily or involuntarily liquidates, dissolves or winds up its affairs, holders of Shares will be entitled to receive an amount per Share (the “Total Liquidation Amount”) equal to the fixed liquidation preference of $1,000 per Share, plus any accrued and unpaid dividends to the date of payment of the Total Liquidation Amount. Holders of the Shares will be entitled to receive the Total Liquidation Amount out of the Company’s assets that are available for distribution to shareholders, after payment or provision for payment of the Company’s debts and other liabilities but before any distribution of assets is made to holders of the Company’s common stock or any other shares ranking, as to that distribution, junior to the Shares.
     If the Company’s assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Shares and all holders of any shares of the Company’s stock ranking as to any such distribution pari passu with the Shares, the amounts paid to the holders of Shares and to such other shares will be paid pro rata in accordance with the respective Total Liquidation Amount for those holders. If the Total Liquidation Amount per Share has been paid in full to all holders of Shares and the liquidation preference of any other shares ranking on parity with the Shares has been paid in full, the holders of the Company’s common stock or any other shares ranking, as to such distribution, junior to the Shares will be entitled to receive all of the Company’s remaining assets according to their respective rights and preferences.
     For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of the Company’s property and assets, nor the consolidation or merger by the Company with or into any other corporation or by another corporation with or into the Company will constitute a liquidation, dissolution or winding up of the Company’s affairs.
Voting Rights
     Except as indicated below or otherwise required by law, holders of the Shares will not have any voting rights.
     If, and whenever, the dividends on the Shares have not been declared and paid for an aggregate of at least six Dividend Periods (whether or not consecutive), the number of directors then constituting the Company’s Board of Directors will be increased by two. Holders of the Shares will be entitled to elect the two additional members of the Company’s Board of Directors (the “Preferred Stock Directors”) at any annual meeting of shareholders or any special meeting of the holders of the Shares.
     Whenever all dividends on the Shares have been paid in full then the right of the holders of the Shares to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods), the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors constituting the Company’s Board of Directors will be reduced accordingly.
     The Shares shall have the right to vote separately as a class (with approval requiring the affirmative vote of holders owning at least 66 2/3% of the Shares) on (1) any authorization or issuance of shares ranking senior to the Shares; (2) any amendment to the rights of the Shares so as to adversely affect the rights, preferences, privileges or voting power of the Shares; or (3) consummation of any merger, share exchange or similar transaction unless the Shares remain outstanding, or if the Company is not the surviving entity in such transaction, are converted into or exchanged for preference securities of the surviving entity and the Shares remaining outstanding or such preference securities have such rights, preferences, privileges and voting power as are not materially less favorable to the holders than the rights, preferences, privileges and voting power of the Shares. Under Tennessee law, holders of the Shares will be entitled to vote as a separate voting group on certain amendments to the Company’s charter and in connection with certain mergers. When voting as a separate class on these matters, Tennessee law provides that the vote of holders of a majority of the Shares outstanding is required.
Regulatory Capital Treatment
     The Company expects the Shares to qualify as Tier I capital under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies.

Transferability
     The Shares will not be subject to any contractual restrictions on transferability, and the Company will be obligated to file a registration statement under the Securities Act of 1933, as amended, as promptly as practicable after issuing the Shares to the United States Treasury. The United States Treasury may transfer the Shares to third parties at any time.

PROPOSAL 2 — ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

     The Company may ask its shareholders to vote on a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the adjournment or postponement to approve the amendment to the Company’s charter to authorize a class of blank-check preferred stock. The Company does not currently intend to propose adjournment or postponement at the Special Meeting if there are sufficient votes to approve the amendment to the Company’s Charter. If the proposal to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies is submitted to the Company’s shareholders for approval at the Special Meeting, the approval requires that there be more votes in favor of the proposal to adjourn or postpone the Special Meeting than votes against the proposal to adjourn or postpone the Special Meeting.
     The Company’s Board of Directors recommends that the Company’s shareholders vote “FOR” approval of the proposal to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Persons and groups beneficially owning more than 5% of the Company’s common stock are required under federal securities laws to file certain reports with the Securities and Exchange Commission (“SEC”) detailing their ownership. The following table sets forth the amount and percentage of the common stock beneficially owned by any person or group of persons known to the Company to be a beneficial owner of more than 5% of the common stock as of the record date.

Name and Address of	Amount and Nature of		Percent of Common
Beneficial Owner	Beneficial Ownership (a)		Stock Outstanding
Scott M. Niswonger	942,155	(b)	7.25%
P.O. Box 938 Greeneville, Tennessee 37744

Phil M. Bachman Martha Bachman	881,670	(c)	6.78%
100 N. Main Street P.O. Box 1120 Greeneville, Tennessee 37743

Columbia Wanger Asset Management, LP	700,965	(d)	5.39%
227 West Monroe Street, Suite 3000 Chicago, Illinois 60606

(a)	For purposes of this table, an individual or entity is considered to “beneficially own” any share of common stock which he, she or it directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (1) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (2) investment power, which includes the power to dispose, or to direct the disposition of, such security. In addition, an individual or entity is deemed to be the beneficial owner of any share of common stock of which he, she or it has the right to acquire voting or investment power within 60 days of the record date.

(b)	Based upon information set forth in Schedule 13D/A, filed with the SEC on July 16, 2008 by Mr. Niswonger, who has sole voting and dispositive power with respect to 942,155 shares.

(c)	Martha Bachman is a director and the wife of retired director Phil Bachman. Includes 196,799 shares of common stock held directly or indirectly by Martha Bachman as to which Phil Bachman disclaims beneficial ownership, 666,871 shares owned by Phil Bachman individually and 18,000 shares owned by Mr. and Mrs. Bachman jointly.

(d)	Based solely upon information contained in a Schedule 13G filed by Columbia Wanger Asset Management, LLP with the Securities and Exchange Commission as of June 30, 2008.

     The following table sets forth, as of the record date, certain information known to the Company as to common stock beneficially owned by each director and named executive officer of the Company and by all directors and executive officers of the Company as a group. The address for each of our directors and executive officers listed below is c/o Green Bankshares, Inc., 100 North Main Street, P.O. Box 1120, Greeneville, Tennessee 37744.

	Amount and Nature
	of		Shares Acquirable		Percent of
	Beneficial Ownership		in		Common Stock
Name and Position	(a)(b)		60 Days (c)		Outstanding
R. Stan Puckett, Chairman of the Board and Chief Executive Officer	119,125		68,400	(d)	1.44%
Martha Bachman, Director	881,670	(e)	—		6.78%
Bruce Campbell, Director	5,985		—		*
W.T. Daniels, Director	10,304		—		*
Robert K. Leonard, Director	70,111	(f)	—		*
Samuel E. Lynch, Director	604		—		*
John Tolsma, Director	2,006		—		*
Charles H. Whitfield, Jr., Director	7,303		—		*
Ronald E. Mayberry, Director, Regional Executive, Sumner County	62,742		17,487		*
Kenneth R. Vaught, Director, President and Chief Operating Officer	16,190		22,910		*
James E. Adams, Executive Vice President, Chief Financial Officer and Assistant Secretary	5,173		1,800		*
William C. Adams, Senior Vice President and Chief Information Officer	20,777		17,497		*
Steve L. Droke, Senior Vice President and Chief Credit Officer	13,322		14,815		*

All directors and executive officers as a group (15 persons)	1,405,971		168,161		10.68%

*	Less than 1% of the outstanding Common Stock.

(a)	For the definition of “beneficial ownership,” see Note (a) to the preceding table.

(b)	Includes shares owned directly by directors and executive officers of the Company as well as shares held by their spouses and children, trusts of which certain directors are trustees and corporations in which certain directors own a controlling interest.

(c)	Represents options to purchase common stock which are exercisable within 60 days of the record date.

(d)	Includes options to acquire 54,000 shares of common stock currently exercisable (or exercisable within 60 days of the record date) by Mr. Puckett at an exercise price equal to 150% of the book value of the common stock at the date of grant (a weighted average price of approximately $15.16 per share) and options to acquire 14,400 shares of common stock currently exercisable (or exercisable within 60 days of the record date) by Mr. Puckett at an exercise price equal to the fair market value at the date of grant (a weighted average price of approximately $29.61 per share).

(e)	Martha Bachman is a director and the wife of retired director Phil Bachman. Includes 196,799 shares of common stock held directly or indirectly by Martha Bachman as to which Phil Bachman disclaims beneficial ownership, 666,871 shares owned by Phil Bachman individually and 18,000 shares owned by Mr. and Mrs. Bachman jointly.

(f)	Includes 40,820 shares of common stock in a limited partnership of which Robert Leonard is a limited partner. Mr. Leonard disclaims beneficial ownership of 33,881 of these shares.

FUTURE SHAREHOLDER PROPOSALS

     If a shareholder wishes to have a proposal included in the Company’s proxy statement for the Company’s 2009 Annual Meeting of Shareholders, that proposal must be received by the Company at its executive offices in Greeneville, Tennessee by December 4, 2008. If a shareholder wishes to present a proposal at the Company’s 2009 annual meeting of shareholders and the proposal is not intended to be included in the Company’s proxy statement relating to that meeting, the shareholder must give advance notice to the Company prior to the deadline for such meeting determined in accordance with the Company’s Charter (the “Charter Deadline”). Under the Company’s Charter, in order to be deemed properly presented, notice must be delivered to the Company’s Secretary at the Company’s principal executive offices no less than forty (40) nor more than sixty (60) days prior to the scheduled date of the meeting at which such matter is to be acted upon; provided, however, that if notice or public disclosure of such meeting is given fewer than fifty (50) days before the meeting, notice by the shareholder must be delivered to the Company not later than the close of business on the tenth (10th) day following the day on which notice of the meeting was mailed to shareholders. If a shareholder gives notice of such a proposal after the Charter Deadline, the shareholder will not be permitted to present the proposal to the shareholders for a vote at the meeting.
     The SEC rules also establish a different deadline for submission of shareholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting (the “Discretionary Voting Deadline”). This deadline for the 2009 annual meeting of shareholders is February 17, 2009. If a shareholder gives notice of a proposal after this deadline, the persons named as proxies in the proxy statement for the 2009 annual meeting will be allowed to use their discretionary voting authority to vote against the shareholder proposal when, and if, the proposal is raised at the 2009 annual meeting. Because the Charter Deadline is not capable of being determined until the Company gives notice of, or publicly announces, the date for the 2009 annual meeting of shareholders, it is possible that the Charter Deadline may occur after the Discretionary Voting Deadline, in which case a proposal received after the Discretionary Voting Deadline but before the Charter Deadline would be eligible to be presented at the 2009 annual meeting of shareholders and the Company believes that the persons named as proxies in the proxy statement would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosures of the proposal in the proxy statement relating to the meeting.
     Shareholder proposals should be addressed to Secretary, Green Bankshares, Inc., 100 North Main Street, P.O. Box 1120, Greeneville, Tennessee 37743 and must comply with the provisions of the Company’s Charter. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and form of proxy relating to the Company’s 2009 Annual Meeting of Shareholders any shareholder proposal that does not satisfy the requirements for inclusion as established by the SEC at the time of receipt.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document the Company files at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.
     The Company has elected to “incorporate by reference” certain information into this proxy statement. By incorporating by reference, the Company can disclose important information to you by referring you to another document the Company has filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for information incorporated by reference that is superseded by information contained in this proxy statement or any document the Company subsequently files with the SEC that is incorporated or deemed to be incorporated by reference into this proxy statement. Likewise, any statement in this proxy statement or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that the Company subsequently files with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. The following financial statements and other portions of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on March 14, 2008 (the “Form 10-K”), and the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, as filed with the SEC on November 6, 2008 (the “Form 10-Q”) are incorporated by reference herein:
•	The audited consolidated financial statements and notes thereto as of and for the fiscal year ended December 31, 2007 appearing in Part II, Item 8 of the Form 10-K;

•	The unaudited consolidated financial statements and notes thereto as of and for the three and nine months ended September 30, 2008 appearing in Part I, Item 1 of the Form 10-Q;

•	Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in Part II, Item 7 of the Form 10-K and Part I, Item 2 of the Form 10-Q;

•	Quantitative and Qualitative Disclosures About Market Risk appearing in Part II, Item 7A of the Form 10-K and Part I, Item 3 of the Form 10-Q; and

•	Changes in and Disagreements with Accountants appearing in Part II, Item 9 of the Form 10-K.
     Those portions of any future filings containing the information similar to that described in the bullet points above that the Company makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this proxy statement and prior to the date of the Special Meeting are incorporated by reference herein. The Company shall provide a copy of the Annual Report on Form 10-K or Quarterly Reports on Form 10-Q without charge to persons who were shareholders as of the record date upon written request to the Secretary, Green Bankshares, Inc., 100 North Main Street, P.O. Box 1120, Greeneville, Tennessee 37744 or by calling (423) 639-5111.

OTHER MATTERS

     A representative of Dixon Hughes PLLC, the Company’s independent registered public accounting firm, is expected to be present at the Special Meeting and will be given the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.
     As of the date of this document, the Company’s board of directors is not aware of any matters that will be presented for consideration at the Company’s Special Meeting. If any other matters come before either of the meetings or any adjournments or postponements of the meeting and are voted upon, the enclosed proxy will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxy as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ James E. Adams
James E. Adams
Secretary

Greeneville, Tennessee
November 20, 2008

Appendix A
ARTICLES OF AMENDMENT
TO THE CHARTER
OF
GREEN BANKSHARES, INC.
     In accordance with the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment (the “Articles of Amendment”) to its Charter (the “Charter”):
1. Name of Corporation. The name of the Corporation is Green Bankshares, Inc.
2. Article 6 of the Charter is hereby deleted in its entirety and replaced with the following:
     “6. The maximum number of shares which the Corporation shall have the authority to issue is:
     a) One Hundred Thirty (130) shares of Organizational Common Stock with a par value of Ten Dollars ($10.00) per share, which stock shall be callable by the Corporation at any time at the par value thereof by action of a majority of the Board of Directors.
     b) Twenty million (20,000,000) shares of Common Stock, with a par value of Two Dollars ($2.00) per share. Each share of Common Stock shall be entitled to one vote. No holder of any Common Stock of the Corporation, now or hereafter authorized, shall have any right, as such holder, to purchase, subscribe for or otherwise acquire any shares of stock of the Corporation, or any securities or obligations convertible into, or exchangeable for, or any right, warrant or option to purchase, any shares of any class which the Corporation may at any time hereafter issue or sell, whether now or hereafter authorized, but any and all such stock, securities, obligations, rights, warrants or options may be issued and disposed of by the Board of Directors to such persons, firms or corporations, and for such lawful consideration and on such terms as the Board of Directors in its discretion may, from time to time, determine, without first offering the same to the shareholders of the Corporation.
     c) One million (1,000,000) shares of preferred stock, no par value per share. The preferred stock may be issued by the Corporation from time to time in one or more series and in such amounts as may be determined by the Board of Directors. The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the preferred stock, and of each series thereof, shall be such as are fixed by the Board of Directors, authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of preferred stock.”
3. Except as amended by these Articles of Amendment, the Charter of the Corporation shall remain in full force and effect.
4. Adoption. These Articles of Amendment were duly adopted by the Board of Directors on October 28, 2008, and by the shareholders of the Corporation on _________, 2008.
5. Effective Date. These Articles of Amendment will be effective when filed with the Secretary of State.
     Date: ___, 2008

GREEN BANKSHARES, INC.

Name:	James E. Adams
Title:	Executive Vice President, Chief Financial Officer and Secretary

Form of Proxy
GREEN BANKSHARES, INC.
100 North Main Street
P.O. Box 1120
Greeneville, Tennessee 37743
REVOCABLE PROXY FOR THE SPECIAL MEETING
OF SHAREHOLDERS
December 19, 2008

You can vote in one of three ways: 1) By Mail, 2) By Internet, 3) By Phone.
See the reverse side of this sheet for instructions.
IF YOU ARE NOT VOTING BY INTERNET OR BY TELEPHONE, COMPLETE BOTH SIDES OF PROXY CARD,
DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:
Illinois Stock Transfer Co.
209 West Jackson Boulevard, Suite 903, Chicago, Illinois 60606
     The undersigned hereby constitutes and appoints R. Stan Puckett and James E. Adams, and each of them, the proxies of the undersigned, with full power of substitution, to attend the Special Meeting of Shareholders of Green Bankshares, Inc. (the “Company”) to be held at the General Morgan Inn, 111 North Main Street, Greeneville, Tennessee on Friday, December 19, 2008 at 9:00 a.m., local time, and at any adjournments thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote, upon the following matters.
     Proxy Solicited by and on behalf of the Board of Directors for the Special Meeting of Shareholders to be held on Friday, December 19, 2008. The Company’s Board of Directors recommends a vote “FOR” each of the proposals.
1.	Approval of the amendment to the Company’s Charter to authorize a class of blank check preferred stock, consisting of one million (1,000,000) authorized shares, which may be issued in one or more series, with such rights, preferences, privileges and restrictions as shall be fixed by the Company’s Board of Directors.
FOR ☐                        AGAINIST ☐                         ABSTAIN ☐
2.	Approval of the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to amend the Company’s Charter to authorize a class of blank-check preferred stock if there are insufficient votes at the time of such adjournment or postponement to approve the amendment to the Company’s Charter.
FOR ☐                        AGAINIST ☐                         ABSTAIN ☐
3.	The transaction of such other business as may properly come before the Special Meeting or any adjournments thereof.
Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR approval of the amendment to Company’s Charter and FOR the adjournment of the special meeting, if necessary.

TO VOTE BY MAIL
To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.
TO VOTE BY INTERNET
Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:
1.	Read the accompanying Proxy Statement.

2.	Visit our Internet voting site at http:/www.illinoisstocktrnasfer.com, click on the heading “Internet Voting” and follow the instructions on the screen.

3.	When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.
Please note that all votes cast by Internet must be completed and submitted prior to Wednesday, December 17, 2008 at 11:59 p.m. Central Time.
Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.
This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.
If you vote By Internet, Please Do Not Return Your Proxy Card By Mail
TO VOTE BY TELEPHONE
Your telephone vote is quick, confidential and immediate. Just follow these easy steps:
1.	Read the accompanying Proxy Statement.

2.	Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.

3.	When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.
Please note that all votes cast by Internet must be completed and submitted prior to Wednesday, December 17, 2008 at 11:59 p.m. Central Time.
Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.
If you vote By Telephone, Please Do Not Return Your Proxy Card By Mail
     The undersigned hereby revokes any proxy heretofore given. This proxy may be revoked at any time before its exercise.
Date: __________________
Signature: _________________
Signature: __________________
Please mark, date and sign as your name appears herein and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signor is a corporation, please sign the full name by duly appointed officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each shareholder named should sign.